Exhibit 10.1
EMPLOYMENT TRANSITION AGREEMENT
     This Agreement (this “Agreement”) is effective as of the Effective Date (as defined below), by and between Cash America Pawn L.P., a Texas limited partnership (“Company”); and Jerry D. Finn, an individual whose principal place of residence is Colleyville, Texas (“Employee”). Cash America International, Inc. (“CAI”) is also a party to this Agreement for the limited purpose of amending that certain Cash America International, Inc. Amended and Restated Restricted Stock Unit Award Agreement, dated November 13, 2006, between Employee and CAI, governing an award of 17,773 restricted stock units (the “RSUs”) to Employee that was made on December 22, 2003 (the “2003 RSU Agreement”).
STATEMENT OF BACKGROUND
A.	Company employs Employee as its Executive Vice President — Pawn Operations.
B.	Company has announced its plan to reorganize its operating structure, and part of such reorganization will eliminate Employee’s position such that his duties will be transitioned, and spread among, other employees.
C.	Company therefore has informed Employee that his full-time employment with the Company will end effective as of September 21, 2007 (the “Separation Date”), and he will remain a part-time employee on call through December 31, 2009 (the “Termination Date”); and from the Effective Date until the Separation Date, Employee’s responsibilities will include assisting Company with the transition of its organizational structure (including the transition of his primary duties to the Company’s new President of its Stores Division) and such other duties assigned to Employee during said period.
D.	Therefore, to make a smooth transition to a new organizational structure, Company wishes to retain Employee through the Separation Date with the primary duties to assist with that transition process, and Employee wishes to serve in that capacity; and Company wishes to retain Employee through the Termination Date on an on-call basis, all pursuant to the terms of this Agreement.
E.	Employee and CAI also wish to amend the 2003 RSU Agreement to reflect the terms of Employee’s separation arrangement under this Agreement and to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
STATEMENT OF AGREEMENT
     In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency of which hereby is acknowledged, Company and Employee agree as follows:
     1. Employment Status. Company agrees to continue to employ Employee through the Separation Date on a full-time basis, and Employee agrees to perform the duties and responsibilities through said date, all as set forth in this Agreement. Company agrees to continue to employ Employee from the Separation Date through the Termination Date on a part-time, on-call basis, and Employee agrees to perform the duties and responsibilities through said date, all as set forth in this Agreement. As of the Separation Date, Employee will cease serving as an officer of Cash America International, Inc. and any of its subsidiaries, will return to Company all Company property in his possession, and will provide Company with whatever resignations from positions and committees or other documentation Company may request in connection therewith.
     2. Term. The term of Employee’s employment under this Agreement (the “Term”) will commence as of the Effective Date and, unless terminated sooner pursuant to the terms of Section 5 or revoked as of the Effective Date pursuant to the terms of Section 9(e), will terminate on the Termination Date.
     3. Duties And Authority Of Employee.
     (a) Responsibilities. Through the Termination Date, Employee will provide the services necessary or helpful to assist Company in its transition to a new organizational structure, all as directed by the Company’s Chief Executive Officer (the “CEO”). During the period beginning on the Effective Date and ending on the Separation Date, Employee will devote his full-time services to accomplish these responsibilities. During the period from the Separation Date through the Termination Date, Employee will generally be available on an on-call basis. Employee’s level of services each week after the Separation Date will not exceed 20 percent of the average level of weekly services he performed over the 36-month period preceding the Separation Date (see Section 5(c) below).
     (b) Standards. Employee will fulfill his duties and responsibilities as described in this Agreement in a reasonable and appropriate manner in light of Company’s policies and practices and applicable laws and regulations. Employee’s office will be based within a two hour drive time of Company’s field support center located in Fort Worth, Texas.
     (c) Avoidance of Conflicts. During the Term, Employee will not engage in any outside business activity detrimental to Company’s interests. This subsection is not intended to prevent Employee’s participation in customary and reasonable civic activities and personal financial matters.
     4. Compensation and Benefits. Subject to the terms of this Agreement, Company will pay Employee, and Employee accepts as full compensation for all services to be rendered to Company pursuant to this Agreement, the compensation and benefits described below in this Section.
     (a) Annual Base Salary. During the period beginning on the Effective Date and ending on the Separation Date, Employee will be paid base salary at an annual rate of $278,600 (“Annual Base Salary”), less applicable withholdings required by law or, if greater, authorized by Employee. Company will pay Employee’s Annual Base Salary in accordance with Company’s standard payroll practices and policies as in effect from time-to-time for salaried employees.
     (b) 2007 Bonus. Employee will be eligible to receive any incentive pay paid out under the Cash America 2007 Short-Term Incentive Plan, with such amount payable pursuant to the terms and customary operations of that plan. Employee will not be eligible to receive any incentive pay under the Cash America 2008 Short Term Incentive Plan or the Cash America 2009 Short Term Incentive Plan.
     (c) Broad-Based Benefits. During the period beginning on the Effective Date and ending on the Separation Date, Employee will be eligible to participate in all group retirement, health, welfare and similar broad-based benefit plans, programs and arrangements generally available to similarly-situated Company Executive Vice Presidents.
     5. Termination. Employee’s employment with Company may be terminated as follows:
     (a) Termination With Just Cause.
     (i) Company may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.
     (ii) For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s material fraud, gross malfeasance, gross negligence, or willful misconduct done in bad faith, with respect to Company’s business affairs; (B) Employee’s refusal or repeated failure to follow Company’s established reasonable and lawful policies; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude. A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect 10 days after Employee receives from Company written notice of its intent to terminate Employee’s employment and Company’s description of the alleged cause, unless Employee, in the opinion of the Company’s senior human resources officer, during such 10-day period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting Just Cause.
     (iii) If Employee’s employment hereunder is terminated by Company for Just Cause, Company will be required to pay to Employee only his Annual Base Salary earned through the date of termination, and, to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan earned through the date of termination.
     (b) Death. Employee’s employment hereunder will be terminated on the date of his death. If Employee’s employment is terminated due to death, Company will be required to pay to Employee’s estate, in addition to the amounts payable under Company’s life insurance plans, if any, only his Annual Base Salary earned through the date of termination, and, to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee’s estate will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s death.

     (c) Termination At End of Term. Unless terminated earlier as provided above in this Section 5, Employee’s employment with Company and all positions held with all related entities shall be terminated at the end of the Term. However, Employee’s employment with the Company shall be strictly on-call during the period from the Separation Date to the Termination Date, such that he shall have an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), on the Separation Date. Upon such separation from service as of the Separation Date, and subject to Employee’s timely execution (without revocation) of a release agreement (substantially in the form attached to this Agreement as Exhibit A; the “Separation Date Release”), Employee shall be entitled to severance pay and benefits as set forth in subsections (d), (e), (f) and (g) below, subject to Section 10.
     (d) Continued Pay and Benefits. Employee shall be entitled to receive continued pay and benefits pursuant to the following terms:
     (i) For the period beginning on the Separation Date and ending on December 31, 2007, Employee shall continue to receive his full base salary and automobile allowance, and shall continue to be eligible for financial planning reimbursements in accordance with the Company’s policy. In addition, if Employee elects conversion coverage under the Company’s group life insurance plan, the Company will pay Employee an additional amount equal to the premiums for such coverage through December 31, 2007. As of the Separation Date, Employee shall cease participation in the Company’s group life and disability plans, the Cash America International, Inc. Nonqualified Savings Plan (the “NSP”) and the Cash America International, Inc. 401(k) Savings Plan (the “401(k) Plan”), and the Company shall cease paying for Employee’s membership in the Fort Worth Club. All other compensation and benefits will be governed by the terms of the applicable plans, programs, policies and arrangements. The amounts and benefits provided under this subsection shall be paid or provided in accordance with the terms of any applicable plans, practices and policies as in effect from time-to-time for active salaried employees, and each payment shall be considered a separate payment for purposes of Section 409A.
     (ii) During the period beginning January 1, 2008, and ending December 31, 2009, Employee shall continue to receive his base salary in accordance with the Company’s regular payroll procedures. The total amount due to Employee under this subsection (ii) is $557,200, with $53,576.90 to be paid on regular payroll dates occurring on or before March 15, 2008, and the remainder, $503,623.10, to be paid in equal biweekly installments beginning on March 21, 2008 and every two weeks thereafter, with the last payment occurring on December 25, 2009. Each payment under this subsection shall be considered a separate payment for purposes of Section 409A.
     (iii) During the period beginning January 1, 2008, and ending December 31, 2008, Employee shall continue to receive his automobile allowance in accordance with the Company’s regular automobile allowance policy in effect on the Effective Date, with each payment of such allowance considered a separate payment for purposes of Section 409A. The total amount due to Employee as an automobile allowance for 2008 is $15,000, with $2,884.60 to be paid on regular payroll dates occurring on or before March 15, 2008, and the remainder, $12,115.40, to be paid in equal biweekly installments beginning on March 21, 2008 and every two weeks thereafter, with the last payment occurring on December 26, 2008.
     (iv) During the period beginning six months after the date of Employee’s separation from service as defined in Section 409A, and ending December 31, 2008, Employee shall be eligible to receive reimbursement of financial planning expenses incurred during 2008 up to his maximum annual benefit level in effect as of the Effective Date ($1,500), in accordance with the terms of the financial planning expense reimbursement policy covering active Executive Vice Presidents as in effect on the Effective Date. The right to benefits under this subsection shall not be subject to liquidation or exchange for another benefit. No reimbursement payments shall be made under this subsection after December 31, 2008.
Notwithstanding the foregoing, no payments in excess of $450,000 shall be made under subsections (ii) and (iii) during the period after March 15, 2007 and before the date that is six months after the date of Employee’s separation from service with the Company as defined in Section 409A.
     (e) Lump-Sum Payments.
     (i) On or after January 1, 2008 and on or before March 15, 2008, Employee shall receive a lump-sum cash payment of an amount equal to the combined company matching contributions Employee would have received under the NSP and the 401(k) Plan if he had been allowed to continue to participate in such plans during the period beginning on the Separation Date and ending on December 31, 2008. For clarity, such cash payment amount shall be calculated based on the NSP deferral election in effect for Employee on the Effective Date and Employee’s base salary and, if applicable, any short-term incentive payment for the 2007 year that is paid on or before March 1, 2008.
     (ii) On or after January 1, 2008 and on or before March 15, 2008, the Company will pay Employee an additional lump-sum cash payment equal to the amount of the supplemental contribution Employee would have accrued under the Cash America International, Inc. Supplemental Executive Retirement Plan if Employee had remained an active participant in that plan through December 31, 2007 (i.e., 10.5% of base salary and annual bonus paid during the 2007 calendar year).
     (f) RSU Vesting and Payment. Except as explicitly provided in this subsection (f), the terms of Employee’s restricted stock units shall continue to apply, including without limitation the vesting and forfeiture provisions, such that restricted stock units shall continue to vest while Employee’s employment continues during the Term. After the Effective Date, Employee shall not be eligible to receive additional awards under any long-term incentive plan maintained by the Company. With respect to the RSUs (as defined above) granted on December 22, 2003, subject to any applicable deferral elections Employee may have made before the Effective Date (which the parties agree shall not be superseded by this subsection (f)), the 2003 RSU Agreement shall be amended as follows:
     (i) The shares subject to the portion of such award that was vested on December 31, 2004 shall be distributed in accordance with the existing terms of the 2003 RSU Agreement, which provides that such shares shall be distributed within a reasonable time after the date on which Employee’s employment with the Company and all of its subsidiaries and affiliates (as defined in the 2003 RSU Agreement) is terminated other than for cause (as defined in the 2003 RSU Agreement).
     (ii) The shares subject to the portion of such award that vested on or after January 1, 2005 and before January 1, 2008, shall be distributed to Employee on the six-month anniversary of the Separation Date.
     (iii) The shares subject to each portion of such award that vests on or after January 1, 2008, shall be distributed to Employee within 90 days after the vesting date for such portion of the award.
     (iv) The provisions of Sections 4(a)(ii), 4(b)(ii) and 4(b)(iii) of the 2003 RSU Agreement shall become inoperative on the Effective Date for purposes of deferral and form of distribution elections that could otherwise have been made under the 2003 RSU Agreement, such that the Employee shall not be permitted to make an election on or after the Effective Date to defer the receipt of any shares subject to the 2003 RSU Agreement or to receive distribution in the form of installments.
     (v) The last sentence of Section 4(b)(ii) of the 2003 RSU Agreement and the second to last sentence of Section 4(b)(iii) of the 2003 RSU Agreement shall each be deleted and replaced with the following: “Notwithstanding the foregoing, if Employee dies before receiving distribution of vested shares described in subsection 4(b)(i), such shares shall be distributed in a single lump sum within 90 days after the date of the Employee’s death.”
     (vi) Section 5(b) of the 2003 RSU Agreement shall be amended to read as follows: “(b) Vesting and Payment of the Portion of the Award Vesting after December 31, 2007. In the event of a Change in Control during the Term of the Employment Transition Agreement by and among the Employee, the Company and Cash America Pawn L.P., dated September 19, 2007, the undistributed portion of the Award otherwise vesting on or after January 1, 2008, and on or before December 31, 2009, shall automatically accelerate and become 100% vested, and the shares of Common Stock evidencing such vested RSUs shall be delivered to Employee within 90 days after the date of the Change in Control, notwithstanding any election made under Section 4(b) or other provision in this Agreement to the contrary. For purposes of this Section 5(b), a ‘Change in

Control’ shall mean a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Treasury Regulations Sections 1.409A-3(i)(5) (as in effect on the date hereof), using the default provisions thereof.”
     (g) Continued Medical Coverage.
     (i) If Employee elects to continue health coverage under the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and/or under Company’s supplemental executive medical expense reimbursement plan (“MERP”), then, while such coverage is in effect through the 18-month period beginning on the Separation Date, Employee’s premium for such coverage shall be equal to the amounts (if any) that similarly-situated active employees would pay for similar coverage under Company’s plans during that period. The amount of each month’s premium discount under this subsection shall be considered a separate payment for purposes of Section 409A.
     (ii) On and after the 18-month period beginning on the Separation Date, notwithstanding the expiration of Employee’s and/or Employee’s current spouse’s period of continued health coverage under COBRA, Employee shall be entitled to continue such Company health coverage options as he elected to continue during the COBRA period, as well as MERP coverage, subject to such changes as may apply to active employees from time to time, through the date he becomes eligible for coverage under Medicare Part B, and his current spouse shall be entitled to continue such health coverage options as she received during the COBRA period, as well as MERP coverage, subject to such changes as may apply to active employees from time to time, through the date she becomes eligible for coverage under Medicare Part B, provided that Employee and/or his spouse continues to pay the same amount that similarly-situated active employees would pay for similar coverage under Company’s plans during that period, and provided, further, that upon the death or divorce of Employee’s current spouse (but not upon Employee’s death), the spousal coverage under this subsection shall cease. The amount of benefits provided pursuant to this subsection during any calendar year shall not affect the benefits provided in any other taxable year, provided that the limits on expenses that may be reimbursed under the Company’s plans shall apply. The right to benefits under this subsection shall not be subject to liquidation or exchange for another benefit.
All amounts of compensation under Section 5 shall be reduced by applicable withholdings required by law or, if greater, authorized by employee. Employee acknowledges that, in order to be entitled to the compensation and benefits described in Section 5, Employee must sign, date and return the Separation Date Release within the time contemplated therein and must not have revoked the Separation Date Release within the revocation period contemplated therein.

     6. Confidential and Proprietary Information.
     (a) Access. Employee acknowledges that, during the term of his employment hereunder, he will be privy to (i) certain confidential and proprietary information of Company which constitutes trade secrets under applicable law, and (ii) certain other confidential and proprietary information of Company that may not constitute trade secrets.
     (b) Nondisclosure. Employee agrees to not disclose to any third party, without the prior written consent of the CEO or unless necessary to perform his duties and responsibilities hereunder, the processes, machines, technical documentation, computer programs, customer lists, identity of customers, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other confidential and proprietary information and trade secrets (collectively, the “Property”), which have been or will be provided to Employee by Company and are confidential and proprietary property of Company. Employee further agrees not to use any Property to his personal benefit or the benefit of any third party. Employee also agrees to return to Company all such Property which is tangible upon the termination of his employment hereunder. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Employee without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Section are in addition to, and not in lieu of, any rights or remedies Company may have available as a matter of law to prevent the disclosure of trade secrets and proprietary information.
     (c) Nondisclosure Period. Employee’s obligations under the nondisclosure provisions in this Section 6, (i) will apply to confidential information that does not constitute trade secrets during the term of Employee’s employment hereunder and for a period of 24 months after the end of the Term, and (ii) will apply to trade secrets until such Property no longer constitutes trade secrets.
     7. Covenant Against Competition.
     (a) General. Employee will not at any time during the Term, on Employee’s own behalf, or on behalf of any other person or entity, directly or indirectly, as principal, officer, director, partner or in any other senior management-level capacity, in any of the Business Territories (as defined below), engage in any business in competition with the business conducted as of the Separation Date by the Company or any parent, subsidiary or affiliate of the Company, whether for his own account or otherwise, or solicit, canvass or accept any business or transaction for or from any other company or business in competition with such business of the Company in any of the Business Territories. For purposes hereof, the term “Business Territories” means the geographical regions within the geographic borders of (i) each State in the United States in which the Company and any parent, subsidiary or affiliate of the Company is doing business, and (ii) Mexico, Canada and the United Kingdom.

     (b) Severability. It is the desire and intent of the parties that the provisions of Section 7(a) shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Accordingly, if any particular portion of subsection 7(a) shall be adjudicated to be invalid or unenforceable, subsection 7(a) shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.
     8. Nondisparagement. Employee agrees that he will not make any untrue statement or untrue criticism, written or oral, or take any other action that is detrimental or hostile to Company or its affiliated companies or which disparages or criticizes Company’s or its affiliated companies’ management or practices, damages their reputation or impairs normal operations.
     9. General Release.
     (a) Release. Employee agrees to forever, irrevocably and unconditionally, release and discharge Company and other Released Parties (as defined below) from any and all claims, promises, actions, causes of action and liabilities of any kind or nature, whether known or unknown, which Employee now has or has ever had against Company or other Released Parties for anything, or related in any way to anything, occurring on or before the date Employee signs this Agreement. This release includes, without limitation, all known and unknown claims, promises, actions, causes of action and liabilities, of any kind or nature resulting from or relating to Employee’s employment with Company and its affiliates or the termination of that employment or Employee’s separation from service from Company.
     (b) Inclusions. This release includes, but is not limited to, any claims for back pay, incentive compensation, reinstatement, personal injuries, breach of contract (express or implied) or breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to Employee or his property based on any claim which could have been asserted under the Texas Commission on Human Rights Act and any similar statute in other states; the Texas Payday Act, the Texas Labor Code and any similar statutes in other states; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq.; or any other federal, state or local statutory or common law. This release will not apply to any claim for payments or benefits Employee may have under the terms of this Agreement, nor will this release supersede or otherwise affect, to the extent applicable, any indemnification or executive insurance protection rights or benefits that Employee may have, now or in the future, with regard to his activities during his employment with Company as an employee, officer, director or committee member for Company or any Released Party.
     (c) Released Parties. As used in this Agreement, the “Released Parties” are Company and all of its affiliates, related companies, partnerships or joint ventures, including but not limited to direct and indirect parent and subsidiary companies, and their predecessors and successors; and, with regard to each of those entities, except for Employee, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of these programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection. Employee understands that this release covers him and anyone who might have a claim through him or because of him, such as a past, current or future spouse, his family, heirs, executors, representatives, agents and their successors and assigns.
     (d) No Lawsuits. Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim Employee is releasing in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Employee also has not assigned or transferred any claim he is releasing, nor has he purported or promised to do so.
     (e) Release of Age Claims. Employee expressly and specifically waives any and all rights or claims which Employee may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. (“ADEA”). Employee acknowledges that he was given a period of at least 21 days in which to consider this Agreement, that this waiver is knowingly and voluntarily made and Employee specifically agrees that: (i) this waiver is written in a manner that Employee understands; (ii) this waiver specifically relates to rights and claims under the ADEA; (iii) Employee does not waive any rights or claims that may arise after the date he signs this Agreement; (iv) Employee is waiving these rights or claims in exchange for substantial consideration in excess of anything of value to which Employee is otherwise entitled to receive; and (v) Employee has been advised in writing, and given the opportunity, to consult with an attorney before signing this Agreement. If Employee chooses to sign this Agreement before the 21 days have elapsed since this Agreement was delivered to Employee, Employee agrees that he has done so knowingly and voluntarily without coercion or duress of any kind. In addition, Employee may, and understands that he may, reconsider and revoke this Agreement within 7 days after he signs it, such that this Agreement will have no force or effect.
     (f) Breach of Release. Employee agrees that, in the event of his actual or threatened breach of this release, Company and its affiliates, in addition to all other rights and remedies available to them at law or in equity, may recover damages from Employee, and will be entitled to an injunction restraining Employee from breaching this release. Employee also agrees to pay the reasonable attorneys’ fees and related damages Company or its affiliates may incur as a result of Employee’s breaching this release. Employee understands that no provision in this release is to be construed as a waiver or prohibition against Company pursuing any other legal or equitable remedy for a breach of this release. Employee understands, however, that this paragraph will not apply to any challenge of the validity of this release given under the ADEA.
     10. Enforcement. Employee acknowledges that any breach of Sections 6, 7 or 8 of this Agreement will result in irreparable damage and continuing injury to the Company that cannot reasonably or adequately be compensated in damages in action at law. Therefore, in the event of any breach or threatened breach of Sections 6, 7 or 8 of this Agreement by Employee, Employee acknowledges and agrees that the Company shall be entitled, without limiting any other available legal or equitable remedy (whether conferred by statute or otherwise), to an injunction to be issued by any court of competent jurisdiction enjoining and restraining

Employee from committing any violation or threatened violation of Sections 6, 7 or 8 of this Agreement. The Company shall not be required to post any bond to obtain any such injunction. Employee agrees that all remedies available to the Company by reason of a breach of any of the foregoing provisions of this Agreement are cumulative and that none is exclusive and that all remedies may be exercised concurrently or consecutively at the option of the Company, as the case may be. The provisions of this Section 10 shall survive the termination of this Agreement and of the relationship between the parties. In addition, without limiting any other remedies available to the Company, if Employee violates the restrictions of Sections 6, 7, 8 or 9 of this Agreement, all unpaid compensation and benefits otherwise payable under Section 5 shall be immediately forfeited.
     11. Miscellaneous.
     (a) Assignment. This Agreement is for the personal services of Employee, and the rights and obligations of Employee under this Agreement are not assignable or delegable in whole or in part by Employee or Company without the prior written consent of the other party.
     (b) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     (c) Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.
     (d) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and Employee.
     (e) Code Section 409A. To the extent that any amount payable to Employee by Company or any Company plan would be subject to the additional 20% tax imposed under Section 409A, the parties will negotiate in good faith an alternative arrangement that will comply with the requirements of that section.
     (f) No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.
     (g) Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

(i)	To Employee:

Mr. Jerry Finn
6703 Hillier Court
Colleyville, TX 76034

(ii)	To Company:

Mr. Robert Brockman
Cash America International, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), or (ii) on the third business day after it is mailed by registered or certified mail.
     (h) Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Company and Employee and their respective heirs, personal representatives, legal representatives, successors and assigns.
     (i) Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of such State. Subject to Paragraph (j) below, any action, suit or other proceeding that may be initiated by Company or Employee against the other under or in connection with this Agreement must be brought in a state or federal court in Tarrant County, Texas. Subject to Paragraph (j) below, Company and Employee hereby consent to the jurisdiction of such courts and hereby waive any defense of lack of personal jurisdiction or venue of such courts.
     (j) Arbitration. All disputes, claims and controversies of every kind and nature arising out of or relating to this Agreement, or the interpretation or breach of this Agreement, shall be resolved by arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), then in effect, unless the Rules are inconsistent with this Agreement, in which case this Agreement shall control. A single arbitrator who is selected by the parties (or who is appointed in accordance with the Rules if the parties are unable to agree on an arbitrator) shall hear all such disputes, claims or controversies. All hearings for any arbitration proceeding instituted under this Paragraph (j) shall take place in Tarrant County, Texas. All arbitrator’s fees, arbitration filing fees, and case service fees incurred as a result of the arbitration shall be paid for by Company or, to the extent paid for by the Employee, reimbursed to the Employee by Company. Any arbitration award or determination shall be binding upon and enforceable upon all parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this the 19th day of September, 2007 (the “Effective Date”).

Employee		Cash America Pawn L.P.
By: Cash America Holding, Inc., its general partner

/s/ Jerry D. Finn	By:	/s/ Daniel R. Feehan

Jerry D. Finn		Daniel R. Feehan, President

     The undersigned agrees to the provisions of this Amendment that amend the 2003 RSU Agreement (See Section 5(f)).

Cash America International, Inc.

By:	/s/ Daniel R. Feehan

Daniel R. Feehan, President

EXHIBIT A
SEPARATION DATE RELEASE
I, Jerry D. Finn, am entering into this release (this “Release”) which was delivered to me on ___, 2007, pursuant to the terms of, and based on the consideration provided and described in, the Employment Transition Agreement entered into by me and Cash America Pawn L.P. (the “Company”) effective as of September 19, 2007 (the “Employment Transition Agreement”).
Notice and Acknowledgement.
     I acknowledge that, before signing this Release, I was given a period of at least 21 days in which to consider this Release. I understand this Release and am entering into it voluntarily. If I choose to sign this Release before the 21 days have elapsed since this Release was delivered to me, I agree that I have done so knowingly and voluntarily without coercion or duress of any kind. I further acknowledge that the Company has encouraged me to discuss this Release with an attorney before signing it and that I did so to the extent I deemed appropriate. In any event, before I sign this Release, I will have thoroughly reviewed, carefully considered and understood its effect. Also, after I have signed this Release, I have 7 days to reconsider and revoke it, but I must do so within that 7-day period by providing written notice to the Company, attention General Counsel.
General Release.
Release. I agree to forever, irrevocably and unconditionally release and discharge the Company and other Released Parties (as defined below) from any and all claims, promises, actions, causes of action and liabilities of any kind or nature, whether known or unknown, which I now have or have ever had against the Company or other Released Parties for anything, or related in any way to anything, occurring on or before the date I sign this Release. This Release includes, without limitation, all known and unknown claims, promises, actions, causes of action and liabilities, of any kind or nature resulting from or relating to my employment with the Company or the termination of that employment or my separation from service from Company.
Inclusions. This Release includes, but is not limited to, any claims for back pay, bonuses, incentive compensation, reinstatement, personal injuries, breach of contract (express or implied) or breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to me or my property based on any claim which could have been asserted under the Texas Commission on Human Rights Act and any similar statute in other states; the Texas Payday Act, the Texas Labor Code and any similar statutes in other states; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq.; or any other federal, state or local statutory or common law. This Release will not apply to any claim for payments or benefits I may have under the terms of the Employment Transition Agreement, nor will this Release supersede or otherwise affect, to the extent applicable, any indemnification or executive insurance protection rights or benefits

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that I may have, now or in the future, with regard to my activities during my employment with the Company as an employee, officer, director or committee member for the Company or any Released Party.
Released Parties. As used in this Release, the “Released Parties” are the Company and all of its affiliates, related companies, partnerships or joint ventures, including but not limited to direct and indirect parent and subsidiary companies, and their predecessors and successors; and, with regard to each of those entities, except for me, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of these programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this paragraph. I understand that this Release covers me and anyone who might have a claim through me or because of me, such as a past, current or future spouse, my family, heirs, executors, representatives, agents and their successors and assigns.
No Lawsuits. I have not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim I am releasing in this Release. I promise never to file or pursue a lawsuit, complaint or charge based on any claim released by this Release, except that I may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. I also have not assigned or transferred any claim I am releasing, nor have I purported to do so.
Release of Age Claims.
I expressly and specifically waive any and all rights or claims which I may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. (“ADEA”). I acknowledge that this waiver is knowingly and voluntarily made and specifically agree that: (i) this waiver is written in a manner that I understand; (ii) this waiver specifically relates to rights and claims under the ADEA; (iii) I do not waive any rights or claims that may arise after the date I sign this Release; (iv) I am waiving these rights or claims in exchange for substantial consideration in excess of anything of value to which I am otherwise entitled to receive; and (v) I have been advised in writing, and given the opportunity, to consult with an attorney before signing this Release.
Breach of Release.
I understand that this Release is an especially important reason why the Company offered me the payments and benefits described in my Employment Transition Agreement. Therefore, I agree that if I breach this Release then, along with all other rights and remedies available to the Company and its affiliates at law or in equity, the Company also can stop all of the payments and benefits to me immediately and can recover from me any payments and benefits that I already received. I agree that, in the event of my actual or threatened breach of this Release, the Company and its affiliates, in addition to all other rights and remedies available to them at law or in equity, may recover damages from me, and will be entitled to an injunction restraining me from breaching this Release. I also agree to pay the reasonable attorneys’ fees and related damages the Company or its affiliates may incur as a result of my breaching this Release. I understand that no provision in this Release is to be construed as a waiver or prohibition against the Company pursuing any other legal or equitable remedy for a breach of this Release. I

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understand, however, that this paragraph will not apply to any challenge of the validity of this Release given under the ADEA.
Miscellaneous Provisions.
I understand that this Release is final and binding. I have carefully read and fully understand all of the provisions of this Release. This Release and the Employment Transition Agreement form the entire agreement between the Company and me regarding my employment and the termination of my employment with the Company. This Release may not be modified or canceled in any manner except by a writing signed by both an authorized official of the Company and me. I acknowledge that the Company has made no representation or promises to me, written or oral, other than those in this Release or the Employment Transition Agreement. I acknowledge that it is not necessary that the Company or other Released Parties sign this Release for it to become binding on me or to inure to the benefit of the Company or other Released Parties.

Date	Jerry D. Finn

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